Exhibit 99.1

CION INVESTMENT CORPORATION DECLARES CASH DISTRIBUTIONS

FOR IMMEDIATE RELEASE

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NEW YORK, NY (December 19, 2019) – On December 18, 2019, the co-chief executive officers of CION Investment Corporation ("CION"), a CION Investments company, (i) revised the record date for the weekly cash distributions covering the final week of December 2019; (ii) revised the payment date for the weekly cash distributions covering the entire month of December 2019; and (iii) declared regular weekly cash distributions for January 2020 through March 2020.

Each of the regular weekly cash distributions of $0.014067 per share will be paid monthly to shareholders of record as of the weekly record dates set forth below.

Record Date	Payment Date	Distribution Amount Per Share
December 3, 2019	December 27, 2019	$0.014067
December 10, 2019	December 27, 2019	$0.014067
December 17, 2019	December 27, 2019	$0.014067
December 24, 2019	December 27, 2019	$0.014067
December 26, 2019	December 27, 2019	$0.014067
January 7, 2020	January 29, 2020	$0.014067
January 14, 2020	January 29, 2020	$0.014067
January 21, 2020	January 29, 2020	$0.014067
January 28, 2020	January 29, 2020	$0.014067
February 4, 2020	February 26, 2020	$0.014067
February 11, 2020	February 26, 2020	$0.014067
February 18, 2020	February 26, 2020	$0.014067
February 25, 2020	February 26, 2020	$0.014067
March 3, 2020	March 27, 2020	$0.014067
March 10, 2020	March 27, 2020	$0.014067
March 17, 2020	March 27, 2020	$0.014067
March 24, 2020	March 27, 2020	$0.014067
March 26, 2020	March 27, 2020	$0.014067

Certain Information About Distributions

The determination of the tax attributes of CION’s distributions is made annually as of the end of CION’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year. CION intends to update shareholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to shareholders will be reported to shareholders annually on a Form 1099-DIV. The payment of future distributions on CION’s common stock is subject to the discretion of the Board and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

CION may fund its cash distributions to shareholders from any sources of funds available to it, including borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets, dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies and expense support from CION Investment Management, LLC (“CIM”), which is subject to recoupment.  On January 2, 2018, CION entered into an expense support and conditional reimbursement agreement with CIM for purposes of, among other things, replacing CION Investment Group, LLC ("CIG") and Apollo Investment Management, L.P. ("AIM") with CIM as the expense support provider pursuant to the terms of the expense support and conditional reimbursement agreement. To date, distributions have not been paid from offering proceeds or borrowings.  In certain prior periods, if expense support from CIG were not supported, some or all of the distributions may have been a return of capital; however, distributions have not included a return of capital as of the date hereof. CION has  not established limits on the amount of funds it may use from available sources to make distributions. Through December 31, 2014, a portion of CION's distributions resulted from expense support from CIG, and future distributions may result from expense support from CIM, each of which is subject to repayment by CION within three years. For the years ended December 31, 2015, 2016, and 2017, none of CION's distributions resulted from expense support from CIG or AIM. For the year ended December 31, 2018, none of CION’s distributions resulted from expense support from CIM. The purpose of this arrangement is to avoid such distributions being characterized as returns of capital. Shareholders should understand that any such distributions are not based on CION's investment performance, and can only be sustained if CION achieves positive investment performance in future periods and/or CIM continues to provide such expense support. Shareholders should also understand that CION's future repayments of expense support will reduce the distributions that they would otherwise receive. There can be no assurance that CION will achieve such performance in order to sustain these distributions, or be able to pay distributions at all. CIM has no obligation to provide expense support to CION in future periods.

ABOUT CION INVESTMENT CORPORATION

CION is a middle-market loan fund that is structured as a publicly registered, non-traded business development company. CION offers individual investors the opportunity to invest primarily in the senior-secured debt of private U.S. middle market companies. CION leverages the experience of its adviser – CION Investment Management, LLC, a CION Investments company – to meet its investment objective of generating current income and, to a lesser extent, long-term capital appreciation for its investors. For more information, please visit www.cioninvestments.com.

FORWARD-LOOKING STATEMENTS

The information in this press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are identified by words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” and variations of these words and similar expressions, including references to assumptions and forecasts of future results. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. CION undertakes no obligation to update any forward-looking statements contained herein to conform the statements to actual results or changes in its expectations.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CION’s Current Report on Form 8-K, which CION filed with the Securities and Exchange Commission (“SEC”) on  December 19, 2019, as well as CION’s other reports filed with the SEC. A copy of CION’s Current Report on Form 8-K and CION’s other reports filed with the SEC can be found on CION’s website at www.cioninvestments.com and the SEC’s website at www.sec.gov.

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